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                                                                     EXHIBIT 2.2


                              CLOSING MEMORANDUM


           This Closing Memorandum dated May 1, 1997 is entered into by and between RURAL CELLULAR CORPORATION, MRCC, INC., UNITY CELLULAR SYSTEMS, INC., INTERCEL LICENSES, INC. and INTERCEL, INC.

                                   RECITALS

           The parties hereto (other than MRCC, Inc.) entered into an Asset Purchase Agreement dated December 23, 1996 (the "Agreement"). The rights of the Purchaser under the Agreement have been assigned to MRCC, Inc., a Maine corporation, pursuant to Section 5.12 of the Agreement and all references herein to "Purchaser" shall mean MRCC, Inc. In connection with the closing of the transactions contemplated by the Agreement, the parties desire to confirm and memorialize certain agreements and amend and supplement the Agreement in certain respects, all as set forth herein.

         In consideration of the premises, the parties therefore agree as follows:

                                  AGREEMENT

         1. Amendment of Agreement. Except as set forth herein, the Agreement shall remain in full force and effect. All capitalized terms used and not defined in this Closing Memorandum shall have the meanings assigned to them in the Agreement. In the event of any conflict as to any matter between the Agreement and this Closing Memorandum, the terms of this Closing Memorandum shall control. In all other respects, this Closing Memorandum shall be considered a supplement to and construed as part of the Agreement. The disclosure set forth herein shall be deemed to update all Schedules to the Agreement as of the Date of Closing.





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         2.      Guilford.  Seller will indemnify, defend and hold Purchaser harmless, pursuant to Section 11.1 of the Agreement but without the need for any further notice and without regard to the limitations set forth in Section
11.4 of the Agreement, from any and all Losses arising out of or relating to a pending action in Piscataquis County Superior Court involving Donald H. Rice and Donna K. Rice vs. Robert K. Gillespie, Joyce E. Gillespie, Unity Cellular Systems d/b/a UNICEL, United States Cellular Corporation and J&S Tower, Inc.

         3. Vassalboro Site. One of the Tower Space Leases transferred by Seller to Purchaser relates to property located at Cook Hill, Vassalboro, Kennebec County, Maine, and leased from Maine Microwave Associates, Inc. (the "Vassalboro Lease"). Said Vassalboro Lease is the subject of an Amendment to Lease Agreement dated May 1, 1997, a true and complete copy of which is attached hereto as Exhibit A (the "Vassalboro Lease Amendment"). Seller shall promptly pay all arrearages of rent accruing under the terms of the Vassalboro Lease Amendment prior to the Date of Closing. In addition, Seller agrees to reimburse Purchaser for all costs and expenses (including capital costs) arising out of or connected with the performance by the Purchaser of tenant's obligations under Sections 2(d) and 2(g) of the Vassalboro Lease Amendment. Said expenditures pursuant to Section 2(d) and 2(g) shall be made in the first instance by Purchaser or the Partnership and promptly reimbursed by Seller and the limitations set forth in Section 11.4 of the Agreement shall not be applicable. The Vassalboro Lease, as amended, shall be subject to the applicable representations and warranties of Seller in the Agreement with respect thereto.

         4. Reimbursement of Approved Expenditures. Purchaser has heretofore authorized Seller to make certain capital expenditures which were desirable in the ordinary course of




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business (but not required under the terms of the Agreement) in connection with the development of the cell sites listed on Exhibit B hereto. Purchaser has agreed to reimburse Seller for such expenditures up to the limits for each such site set forth on Exhibit B. Seller's known and determined expenditures to date are listed on Exhibit B and Purchaser will reimburse Seller for such amounts at the Closing concurrently herewith. Any additional expenditures by Seller prior to the date hereof in connection with such sites (not to exceed the maximum limit per site) will be promptly reimbursed by Purchaser to Seller as and when documentation thereof is provided.

         5. Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

                 (i) Seller's lease rights in and to the cell site commonly referred to as "Wallagrass" will terminate in the near future, and as required by in Section 7.22 of the Agreement, Seller shall compensate Purchaser at the Closing for the estimated $132,500 cost of relocating and replacing the Wallagrass site and equipment with a comparable nearby site and equipment; and

                 (ii)     Other adjustments are reflected on Exhibit C hereto.

         6. Tax Proration. All real estate taxes, personal property taxes and any other similar governmental assessments against the Property for the tax year in which the Closing occurs shall be prorated between Purchaser and Seller as of the Date of Closing over the period of the tax year of the municipality in which the Property is located. Said proration shall be made pursuant to Subsection 2.4(a)(iii) of the Agreement. If the adjustment pursuant to said Subsection 2.4(a)(iii) shall occur before the tax liability for the current year has been established, then, unless otherwise agreed by the parties, the tax proration shall be based on the tax rate for the preceding year applied to the latest assessed valuation.




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         7.      Hodgdon, Maine Public Sale.  Seller agrees to use reasonable commercial efforts to obtain the consent of the U.S. General Services Administration to the assignment by Seller to Purchaser of its rights in and to a bid on a "Former Remote Ground Center Communications Facility" in Hodgdon, Maine, G.S.A. Invitation for Bid No. 1PR-97-03. In the event the bid rights cannot be assigned, Seller agrees to continue to pursue acquisition of the property following the Closing in its name but at Purchaser's direction and at Purchaser's sole cost and expense, and then transfer the subject property to Purchaser.

         8. Originals of Faxed Documents. Following the Closing, Seller shall obtain and furnish to Purchaser original executed copies of all lease amendments and other real estate instruments which were furnished by Seller only in fax form at the Closing, and Purchaser shall obtain and furnish to Seller original executed copies of any document furnished by it in only fax form at the Closing.

         9. No Default. Purchaser acknowledges and agrees that by the mutual consent of Purchaser and Seller: (i) consent has not been obtained to assign the agreements listed below to Purchaser; (ii) the failure to obtain consent to the assignment of such agreements shall not constitute a breach of the Agreement; and (iii) Purchaser hereby waives any breach of the Agreement that may arise from the failure to obtain the consent of the assignment of such agreements:

                 (1) Switching Agreement dated December 11, 1996 between Seller and the Partnership;

                 (2) License Agreement for the name "Unicel" between Seller and the Partnership;




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                 (3)      Use Agreement dated as of February 1, 1996 between
         Licensee and the Partnership; and

                 (4) Agreement with Portland Cellular Partnership d/b/a Maine Cellular re: contour extension from Seller's cell site in Winthrop, Maine into the NECMA Market 279B and NECMA 152B dated March 8, 1994;

                 (5) Agreement with Portland Cellular Partnership d/b/a Maine Cellular re: contour extension from Seller's cell site in Westport, Maine into the NECMA Market 152B dated May 18, 1994;

                 (6) Agreement with Portland Cellular Partnership d/b/a Maine Cellular re: contour extension from Seller's cell site in Lewiston, Maine into the NECMA Market 465B dated August 7, 1995;

                 (7) Agreement with Portland Cellular Partnership d/b/a Maine Cellular re: contour extension from Seller's cell site in Turner, Maine into the NECMA Market 465B dated September 13, 1996; and

                 (8) Line Extension Contract with Maine Public Service Company dated September 25, 1992.

         Purchaser further acknowledges and agrees that the failure to obtain consent by the date hereof to the assignment of the agreement referenced in paragraph 7 of this Closing Memorandum shall not constitute a breach of the Agreement, and Purchaser hereby waives any breach of the Agreement that may arise from the failure to obtain consent to the assignment of such agreement by the date hereof; provided, however, that nothing herein shall relieve Seller




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from its obligations under this Closing Memorandum to obtain consent to the assignment of such agreement.

         10.     Smyrna Site.

                 (i) A survey that was performed with respect to the cell site that is commonly known as the "Smyrna" site has shown that the guy wires for the cell tower located at this site are not located within the boundaries of the Real Estate that is leased by Seller. Seller's landlord at the Smyrna site, Future Security, Inc., is the holder of a lease that allows guy wires to be located on adjacent property now or formerly belonging to Lilley Farms, a Maine Corporation, which is the owner of the parcel of land on which the guy wires for the Smyrna Cell Site tower are located. Accordingly, Seller and Shareholder shall use reasonable efforts to obtain from Future Security a sublease in favor of Purchaser in substantially the form of Exhibit D hereto (the "Sublease") that will allow MRCC, Inc. to maintain the guy wires on the property of Lilley Farms in locations permitted under the current Lease Agreement between Future Security and Lilley Farms, and Seller and Shareholder shall assist Future Security in obtaining from Lilley Farms the necessary consent to the Sublease (the "Consent"). If the Sublease and Consent are obtained, Section 10(ii) below shall be inapplicable.

                 (ii) If the Sublease and the Consent are not obtained, Seller and Shareholder agree to indemnify and defend Purchaser pursuant to Article 11 of the Agreement from and against all Losses arising out of or resulting from the fact that the guy wires for the tower at the Smyrna cell site are not located within the boundaries of the Real Estate at such site, provided that:




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                          (a)     The requirement that Losses first exceed the
                 Threshold Amount shall not apply;

                          (b) Notwithstanding Section 11.1(i) of the Agreement, said indemnification shall remain in effect for a period of five (5) years from the date hereof;

                          (c) In addition to the definition set forth in the Agreement, the term "Losses" as used in this Section 10 shall include (but not be limited to) costs of acquiring and relocating to a substitute cell site acceptable to Purchaser if necessary and lost profits for a period not to exceed three
                 (3) months in the event service is interrupted; provided, however, that Purchaser shall be obligated to take all commercially reasonable actions to mitigate its Losses and to avoid an interruption of service; and

                          (d) If a claim is made by Purchaser against Seller, Shareholder or Licensee with respect to the matter referenced in this Section 10, Seller, Shareholder and Licensee shall be entitled, without the consent of Purchaser, to pursue in the name of Purchaser, and Purchaser shall assist Seller, Shareholder and Licensee in pursuing, any and all claims that Purchaser may have with respect to the matter referenced in this Section 10.

         11. Augusta (Western Avenue) Site. The legal description of Seller's drainage easement for the parcel of Real Estate located on Western Avenue, Augusta, Maine is inaccurate. Seller and Shareholder shall, at their expense, prepare a corrective drainage easement and any necessary related documents and shall use their commercially reasonable efforts to obtain the




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execution of such instrument by all persons and parties necessary to grant a valid and enforceable corrective drainage easement. If such consent is obtained, Seller shall record the corrective drainage easement. If such corrective drainage easement is not obtained, no further action shall be required of Seller or Shareholder, and neither Seller, Shareholder or Licensee shall have any further liability or obligation with respect to such matter; provided, however, that in such event, Seller shall instruct its legal counsel to forward to Purchaser's legal counsel copies of the corrective drainage easement and all related documentation (including correspondence).

         12.     Liberty Site.

                 (i) The legal description attached to the current Memorandum of Lease for the Real Estate of Seller that is commonly known as the "Liberty" cell site is inaccurate. Seller and Shareholder shall use commercially reasonable efforts to obtain consent to and to record the Memorandum of Lease attached as Exhibit E hereto which has a correct legal description of the leased premises attached. If Seller is able to obtain consent to and to record the corrected Memorandum of Lease, then Section 12(ii) below shall be inapplicable.

                 (ii) If Seller is unable to obtain and record the corrected Memorandum of Lease referenced in Section 12(i) above, Seller and Shareholder agree to indemnify and defend Purchaser pursuant to Article 11 of the Agreement from and against all Losses arising out of or resulting from the fact that such corrected Memorandum of Lease has not been obtained and recorded, provided that:

                          (a) The requirement that Losses first exceed the Threshold Amount shall not apply;




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                          (b)     Notwithstanding Section 11.1(i) of the
                 Agreement, said indemnification shall remain in effect for a period of five (5) years from the date hereof;

                          (c) In addition to the definition set forth in the Agreement, the term "Losses" as used in this Section 12 shall include (but not be limited to) costs of acquiring and relocating to a substitute cell site acceptable to Purchaser if necessary and lost profits for a period not to exceed three
                 (3) months in the event service is interrupted; provided, however, that Purchaser shall be obligated to take all commercially reasonable actions to mitigate its Losses and to avoid an interruption of service;

                          (d) If a claim is made by Purchaser against Seller, Shareholder or Licensee with respect to the matter referenced in this Section 12, Seller, Shareholder and Licensee shall be entitled, without the consent of Purchaser, to pursue in the name of Purchaser, and Purchaser shall assist Seller, Shareholder and Licensee in pursuing, any and all claims that Purchaser may have with respect to the matter referenced in this Section 12; and

                          (e) From and after the date that is sixty (60) days following the date of this Closing Memorandum, Seller shall have the right and option (but not the obligation) to record the current, uncorrected version of the Memorandum of Lease and may obtain title insurance for Purchaser with respect thereto; provided, however, that in the event Seller records such uncorrected Memorandum of Lease, Seller and Shareholder shall indemnify Purchaser upon the terms set forth in




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                 Sections 12(ii)(a)-(d) hereof against all Losses that arise from such filing as a result of the incorrect legal description.

         13.     Northport.

                 (i) Seller and Shareholder shall undertake, following the Closing, to have a Memorandum of Lease for the Northport Land Lease executed by Nancy L. Weser as well as Lester R. Weser, in the form of Exhibit F hereto.

                 (ii) If Seller is unable to obtain and record the corrected Memorandum of Lease referenced in Section 13(i) above, Seller and Shareholder agree to indemnify and defend Purchaser pursuant to Article 11 of the Agreement from and against all Losses arising out of or resulting from the fact that such corrected Memorandum of Lease has not been obtained and recorded, provided that:

                          (a) The requirement that Losses first exceed the Threshold Amount shall not apply;

                          (b) Notwithstanding Section 11.1(i) of the Agreement, said indemnification shall remain in effect for a period of five (5) years from the date hereof;

                          (c) In addition to the definition set forth in the Agreement, the term "Losses" as used in this Section 13 shall include (but not be limited to) costs of acquiring and relocating to a substitute cell site acceptable to Purchaser if necessary and lost profits for a period not to exceed three
                 (3) months in the event service is interrupted; provided, however, that Purchaser shall be obligated to take




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                 all commercially reasonable actions to mitigate its Losses and to avoid an interruption of service;

                          (d) If a claim is made by Purchaser against Seller, Shareholder or Licensee with respect to the matter referenced in this Section 13, Seller, Shareholder and Licensee shall be entitled, without the consent of Purchaser, to pursue in the name of Purchaser, and Purchaser shall assist Seller, Shareholder and Licensee in pursuing, any and all claims that Purchaser may have with respect to the matter referenced in this Section 13; and

                          (e) From and after the date that is sixty (60) days following the date of this Closing Memorandum, Seller shall have the right and option (but not the obligation) to record the current, Memorandum of Lease (executed by Mr. Weser only) and may obtain title insurance for Purchaser with respect thereto.

         14. Status and Cooperation. From the date of this Closing Memorandum until the matters set forth in Sections 10, 11, 12 and 13 are resolved as set forth herein: (i) Seller and Purchaser shall instruct their respective attorneys to discuss via conference call at least once per week the status of such matters; and (ii) Purchaser agrees to reasonably cooperate with Seller and Shareholder and agrees to execute any such documents and to do all such things as Seller or Shareholder shall reasonably request in order to resolve the matters referenced in this Closing Memorandum.




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         IN WITNESS WHEREOF, the parties have executed the Closing Memorandum this 1st day of May, 1997.

PURCHASER:                                         UNITY:

RURAL CELLULAR CORPORATION                         UNITY CELLULAR SYSTEMS, INC.


By:      /s/ Richard P. Ekstrand                   By: /s/ Allen E. Smith
         -----------------------                       -------------------------
         Richard P. Ekstrand                           Allen E. Smith
         Its President                                 Its Chief Executive
                                                       Officer



MRCC, INC.                                         SHAREHOLDER:

                                                   INTERCEL, INC.

By:      /s/ Richard P. Ekstrand
         -----------------------
         Richard P. Ekstrand
         Its President                             By: /s/ Allen E. Smith
                                                       -------------------------
                                                       Allen E. Smith
                                                       Its Chief Executive
                                                       Officer



                                                   LICENSEE:

                                                   INTERCEL LICENSES, INC.



                                                   By: /s/ Allen E. Smith
                                                       -------------------------
                                                       Allen E. Smith
                                                       Its Chief Executive
                                                       Officer




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